EXHIBIT 99

NEWS:

The Sherwin-Williams Company • 101 West Prospect Avenue •

Cleveland, Ohio 44115 • (216) 566-2140

The Sherwin-Williams Company Reports 2011 Second Quarter and First Six Months Financial Results

•	Consolidated net sales increased 9.9% to a record $2.36 billion in 2Q11 and 13.5% to a record $4.21 billion in six months

•	Diluted net income per common share increased 1.2% in the second quarter to a record $1.66 per share from $1.64 in 2Q10

•	Diluted net income per common share increased 18.0% in first six months 2011 to $2.29 per share from $1.94 last year

•	EPS range $1.65 to $1.75 for 3Q11; updating FY EPS guidance to $4.65 to $4.85 per share

CLEVELAND, OHIO, July 21, 2011 - The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the second quarter and six months ended June 30, 2011. Compared to the same periods in 2010, consolidated net sales increased $211.7 million, or 9.9%, to $2.36 billion in the quarter and increased $501.8 million, or 13.5%, to $4.21 billion in six months due to selling price increases, acquisitions, and strong organic sales growth by the Global Finishes Group. Favorable currency translation rate changes increased consolidated net sales 1.7% in the quarter and 1.4% in six months. Acquisitions increased consolidated net sales 5.1% in the quarter and 6.7% in six months.

Diluted net income per common share in the quarter increased to $1.66 per share from $1.64 per share in 2010. The second quarter 2010 diluted net income per common share included charges of $.08 per share relating to costs to repurchase $84.9 million in long-term debt. In six months, diluted net income per common share increased to $2.29 per share from $1.94 per share last year. The six month increase in diluted net income per common share was due primarily to higher sales in the Global Finishes Group, selling price increases, and good cost control partially offset by raw material cost increases. The six months 2010 diluted net income per common share included the charges of $.18 per share relating to the repurchase of debt and an increase in income tax expense related to the Health Care and Education Reconciliation Act of 2010. Acquisitions had no impact on diluted net income per common share in the quarter or first six months. Favorable currency translation rate changes increased diluted net income per common share by $.03 per share in the quarter and first six months.

Net sales in the Paint Stores Group increased 4.3% to $1.30 billion in the quarter and 6.3% to $2.23 billion in six months due primarily to selling price increases and improving domestic architectural paint sales to DIY and residential repaint customers. Net sales from stores open for more than twelve calendar months increased 4.0% in the quarter and 6.0% in six months over last year’s comparable periods. Paint Stores Group segment profit decreased to $206.6 million in the quarter from $212.0 million last year due primarily to continuing raw material cost increases only partially offset by selling price increases. Segment profit increased to $275.5 million in six months from $259.7 million last year due primarily to sales driven by selling price increases partially offset by raw material cost increases and increases in selling, general, and administrative expenses to maintain customer service. Segment profit as a percent to net sales decreased in the quarter to 15.9% from 17.0% last year and remained flat at 12.4% in six months.

Net sales of the Consumer Group decreased 8.4% to $375.6 million in the quarter and decreased 4.5% to $670.6 million in six months due primarily to the elimination of a portion of a paint program with a large retail customer partially offset by selling price increases. Segment profit decreased to $61.4 million in the quarter from $80.7 million last year and decreased to $102.5 million in six months from $118.2 million last year. Segment profit in the quarter decreased as a percent to net external sales to 16.3% from 19.7% last year and decreased in six months to 15.3% from 16.8% due primarily to increasing raw material costs partially offset by selling price increases.

The Global Finishes Group’s net sales stated in U.S. dollars increased 39.5% to $678.9 million in the quarter and increased 44.2% to $1.31 billion in six months due primarily to acquisitions, selling price increases, higher paint sales volume, and favorable currency translation rate changes. In the quarter and six months, acquisitions increased net sales in U.S. dollars by 22.5% and 27.5%, respectively, and favorable currency translation rate changes increased net sales by 5.9% and 4.8%, respectively. Stated in U.S. dollars, Global Finishes Group segment profit in the quarter increased to $46.1 million from $40.0 million and increased in six months to $82.9 million from $63.0 million last year due primarily to increased paint sales volume and favorable foreign currency translation rate changes. Favorable foreign currency translation had a positive effect of $3.3 million on segment profit in the quarter and $4.5 million in six months. Acquisitions had no significant impact on segment profit in the quarter or first six months. As a percent to net external sales, segment profit declined to 6.8% in the quarter versus 8.2% last year and 6.3% in six months compared to 6.9% in 2010 due primarily to acquisitions diluting the segment’s profit as a percent to net external sales and higher raw material costs.

The Company acquired 0.5 million shares of its common stock through open market purchases in the quarter and 1.6 million shares in six months. The Company had remaining authorization at June 30, 2011 to purchase 4.15 million shares.

Commenting on the second quarter and six months financial results, Christopher M. Connor, Chairman and Chief Executive Officer, said, “Earnings in the quarter were at the low end of our guidance range due to high raw material costs versus the timing of our price increases. Although domestic demand remains soft, we continue to invest in selling, general, and administrative expenses to maintain customer service and are encouraged by the improvement in domestic DIY and protective and marine sales in the Paint Stores Group. We are pleased with the continued growth of our architectural, protective and marine, OEM, and automotive finishes sales in the Global Finishes Group. Our operating segments continue to control costs and implement price increases in an effort to keep pace with rising raw material costs.

“We are continuing to invest in our business. In the first six months, Paint Stores Group opened 18 net new locations. For the year, we expect our Paint Stores Group to open 50 to 60 new stores. Our Global Finishes Group acquired three companies over the past twelve months, including Acroma and Sayerlack in Europe and Pinturas Condor in Ecuador. Although these acquisitions had a small impact on our second quarter and first six months consolidated net income, they expand our global reach and provide important assets to support our world-wide business. In July, we completed the acquisition of Leighs Paints, a leading UK protective and marine and fire protection coatings innovator. During the quarter, we used our cash to buy shares of our stock and pay a cash dividend of $.365 per common share. Our balance sheet remains flexible and is positioned for future acquisitions and investments in our business.

“For the third quarter, we anticipate our consolidated net sales will increase ten to fifteen percent compared to last year’s third quarter. We expect diluted net income per common share for the third quarter to be in the range of $1.65 to $1.75 per share compared to $1.60 per share in 2010. For the full year 2011, we expect consolidated net sales to increase above 2010 levels by a high single digit to low teen percentage. With annual sales at that level, we are updating our full year guidance for diluted net income per common share for 2011 to be in the range of $4.65 to $4.85 per share, compared to $4.21 per share earned in 2010.”

The Company will conduct a conference call to discuss its financial results for the second quarter and first six months and its outlook for the third quarter and full year 2011 at 11:00 a.m. ET on Thursday, July 21, 2011. The conference call will be webcast simultaneously in the listen only mode by Vcall. To listen to the webcast on the Sherwin-Williams website, www.sherwin.com, click on About Us, choose Investor Relations, then select Press Releases and click on the webcast icon following the reference to the July 21st release. The webcast will also be available at Vcall’s Investor Calendar website, www.investorcalendar.com. An archived replay of the live webcast will be available at www.sherwin.com beginning approximately two hours after the call ends and will be available until Wednesday, August 10, 2011 at 5:00 p.m. ET.

Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of coatings and related products to professional, industrial, commercial, and retail customers. The company manufactures products under well-known brands such as Sherwin-Williams®, Dutch Boy®, Krylon®, Minwax®, Thompson’s® Water Seal®, and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 3,900 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Global Finishes Group distributes a wide range of products in more than 109 countries around the world. For more information, visit www.sherwin.com.

This press release contains certain “forward-looking statements”, as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Bob Wells

Senior Vice President – Corporate Communications and Public Affairs

Sherwin-Williams

Direct: 216.566.2244

rjwells@sherwin.com

Mike Conway

Director – Corporate Communications and Investor Relations

Sherwin-Williams

Direct: 216.515.4393

Pager: 216.422.3751

mike.conway@sherwin.com

The Sherwin-Williams Company and Subsidiaries

Statements of Consolidated Income (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Thousands of dollars, except per share data	2011	2010	2011	2010
Net sales	$2,354,751	$2,143,064	$4,210,337	$3,708,546
Cost of goods sold	1,331,996	1,171,171	2,390,174	2,044,685
Gross profit	1,022,755	971,893	1,820,163	1,663,861
Percent to net sales	43.4%	45.4%	43.2%	44.9%
Selling, general and administrative expenses	755,555	691,215	1,446,678	1,304,090
Percent to net sales	32.1%	32.3%	34.4%	35.2%
Other general (income) expense - net	(698)	5,125	474	7,031
Interest expense	11,747	26,340	22,422	37,909
Interest and net investment income	(808)	(480)	(1,131)	(1,119)
Other income - net	(57)	(9,555)	(9)	(2,757)

Income before income taxes	257,016	259,248	351,729	318,707
Income taxes	77,901	77,542	104,298	104,398

Net income	$179,115	$181,706	$247,431	$214,309

Net income per common share:
Basic	$1.69	$1.67	$2.33	$1.97
Diluted	$1.66	$1.64	$2.29	$1.94
Average shares outstanding - basic	104,676,477	107,686,335	104,833,745	107,822,967

Average shares and equivalents outstanding - diluted	106,876,461	109,832,652	107,104,025	109,460,619

Additional information regarding the Company’s financial condition, operating segment results and other information can be found on the Sherwin-Williams website, “www.sherwin.com”, by clicking on About Us, choosing Investor Relations, then selecting Press Releases and clicking on the reference to the July 21st release.

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